Exhibit 99.1
FOR IMMEDIATE RELEASE

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR SECOND QUARTER 2005
- Quarterly Revenue up 2.8% to $68.1 Million -
- Operating income of $6.1 Million, up from $3.2 Million in Q2 of 2004 -
- $5.1 Million of Net Free Cash Flow for First Six Months -
- Digital Systems Deployed in 573,000 Rooms, or 57.5% of Interactive Room Base -
     SIOUX FALLS, SD, July 21, 2005 – LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported its 47th consecutive increase of comparative quarterly revenue. Revenue for the quarter was $68.1 million, a 2.8% increase in comparison to the second quarter of 2004. Operating income increased to $6.1 million in the second quarter this year compared to $3.2 million in the second quarter of 2004. Net loss for the second quarter of 2005 was $(1.7) million, or $(0.09) per share, versus $(5.0) million, or $(0.38) per share, in the second quarter of 2004. LodgeNet also reported $5.1 million in net free cash flow (defined as cash provided by operating activities less cash used for investing) for the first six months of 2005 as compared to $2.2 million during the first six months of 2004.
     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended June 30,
	2005	2004
Total revenue	$68,115	$66,281
Operating income	6,078	3,237
Operating income exclusive of depreciation and amortization	23,966	22,699
Net loss	(1,655)	(5,006)
Net loss per common share	$(0.09)	$(0.38)
Average shares outstanding	17,937,777	13,208,314
-more

LodgeNet Q2 2005 Earnings 2-2-2-2
     “In the second quarter, we continued to deliver on our strategic goals of growing our core business while simultaneously generating increasing levels of net, free cash flow and improved profitability metrics,” said Scott C. Petersen, LodgeNet President and CEO. “We continued to steadily expand our Guest Pay and digital room bases, adding 9,500 net new Guest Pay rooms and 32,000 digital rooms. Our digital platform is now in 57.5% of our interactive rooms, and the total cost of installing that platform was down approximately 10% during this quarter as compared to the same quarter last year.”
     “Our performance related to cash flow generation showed substantial improvement over 2004,” continued Petersen. For the first six months of 2005, we generated $33.2 million of cash from operations and $5.1 million in net free cash flow, compared to $28.3 million and $2.2 million last year. On a trailing 12-month basis, our cumulative net free cash flow now equals $9.2 million, right on pace with our full-year 2005 cash flow guidance of approximately $10.0 million. As a result of this performance, we paid down long-term debt by $9.4 million at quarter’s end.”
     “During the quarter, we also continued to improve our profitability metrics, another fundamental indicator of increasing shareholder value,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “Second quarter operating income was $6.1 million, an 88% increase as compared to the previous quarter, while our net loss improved 67% from $(5.0) million or $(0.38) per share last year to $(1.7) million or $(0.09) per share this year.”
     “Guest Pay revenue per room per month was down $0.46 or 2% as compared to last year,” continued Ritondaro. “While movie revenue decreased $0.39 as compared to last year, Other Interactive Services revenue was down a net $0.07. Within that category, revenue from our TV Internet service was down $0.16 based on our TV Internet profit improvement initiative, under which we removed the service from poorly performing rooms. This action also had the effect of significantly reducing our direct costs, thereby adding to our overall profitability. Considering our direct costs factors, gross profit (defined as revenue minus direct costs) per Guest Pay room increased $0.05 per room.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED JUNE 30, 2005 VERSUS
THREE MONTHS ENDED JUNE 30, 2004
     Total revenue for the second quarter of 2005 was $68.1 million, an increase of $1.8 million, or 2.8%, compared to the second quarter of 2004. Revenue from Guest Pay interactive services increased $2.1 million, or 3.2%, driven by a 5.3% increase in the average number of rooms in operation, and offset by a 2.0% decrease in revenue realized per average Guest Pay room. Total monthly revenue per room was $22.38 in the second quarter of 2005 as compared to $22.84 in the second quarter of 2004. Movie revenue per room decreased 2.3% to $16.89 this quarter as compared to $17.28 in the year earlier quarter. Revenue per room from other interactive services decreased 1.3%, from $5.56 per month in the second quarter of 2004 compared to $5.49 in the current year quarter. The decrease was primarily driven by a reduction in revenue generated from Games and TV Internet. Our TV Internet profit improvement initiative decreased the average number of TV Internet rooms by 26,000 this quarter as compared to the second quarter of last year. While the initiative had the effect of lowering per average Guest Pay room revenue by $0.16, it reduced direct operating costs by $697,000 or $0.26 per average Guest Pay room, thereby improving overall profitability.
     Direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) remained flat at $29.1 million in the second quarter of 2005 as compared to $29.1 million in the prior year quarter, despite having 5.3% more rooms in operation this year as compared to last. Direct costs remained level as a result of a shift in programming mix and the TV Internet initiative noted previously. The initiative decreased direct operating costs by $697,000 or $0.26 per average Guest Pay room. Per average Guest Pay room, monthly direct costs decreased 5.0% to $9.82 in the second quarter of 2005 compared to $10.34 in the prior year quarter. As a percentage of revenue, direct costs decreased to 42.7% in the second quarter of 2005 from 43.8% in the second quarter of 2004.
     Guest Pay operations expenses were $8.8 million in the second quarter of 2005, a 5.9% increase as compared to $8.3 million in the year earlier quarter. The increase was primarily due to the 5.3% increase in the average number of rooms served and other increased costs such as labor, property taxes, freight, and fuel. Guest Pay operations expenses as a percentage of revenue were 13.0% as compared to 12.6% in the second quarter of 2004. Per average installed room, Guest Pay operations expenses were $2.98 per month in the second quarter of 2005 as compared to $2.97 per month in the prior year quarter.
     Selling, general and administrative expenses remained level at $6.2 million during the current quarter as compared to the second quarter of 2004. SG&A as a percentage of revenue was 9.2% in the current quarter compared to 9.3% in the second quarter of 2004. Per average Guest Pay room, SG&A expenses were $2.11 in the second quarter of 2005 compared to $2.20 in the prior year quarter.

LodgeNet Q2 2005 Earnings 3-3-3-3
     Depreciation and amortization expenses decreased 8.1% to $17.9 million in the current year quarter versus $19.5 million in the second quarter of 2004. The decrease was primarily due to reductions in Guest Pay system depreciation as higher-cost assets have been fully depreciated while the cost basis of the new Guest Pay systems deployed are lower. Per average Guest Pay room, depreciation and amortization expenses decreased 12.7% to $6.04 in the second quarter of 2005 compared to $6.92 in the prior year quarter. As a percentage of revenue, depreciation and amortization expenses decreased to 26.3% in the second quarter of 2005 from 29.4% in the second quarter of 2004.
     Interest expense was $7.4 million in the current quarter versus $8.1 million in the second quarter of 2004, a decrease of $723,000. Average debt during the second quarter of 2005 was $308.0 million versus $360.5 million in 2004, a decrease of $52.5 million as compared to the second quarter of 2004. The debt reduction was primarily attributable to the $47.0 million pay-down of our Credit Facility through proceeds from our equity offering in July of 2004. During the quarter, we also reduced our long-term debt by $9.4 million. The average interest rate was 9.5% for the second quarter of 2005 as compared 9.0% in the prior year quarter.
     As a result of factors previously described, operating income increased 87.8% to $6.1 million in the second quarter of 2005 as compared to $3.2 million in the prior year quarter. Operating income exclusive of depreciation and amortization increased 5.6% to $24.0 million for the second quarter of 2005 compared to $22.7 million in the second quarter of 2004. Net loss was $(1.7) million, a 66.9% reduction, as compared to $(5.0) million in the year earlier quarter. The loss per share for the second quarter of 2005 was $(0.09) compared to a loss of $(0.38) per share in the second quarter of 2004.
     For the first half of 2005, cash provided by operating activities was $33.2 million while cash used for investing activities, including growth-related capital, was $28.1 million, resulting in net free cash flow of $5.1 million. During the first half of 2004, cash provided by operating activities was $28.3 million while cash used for investing activities, including growth-related capital, was $26.1 million, resulting in net free cash flow of $2.2 million. Cash on the balance sheet as of June 30, 2005 was $23.7 million versus $2.9 million as of June 30, 2004. The increase in cash was driven by several factors, including cash available from the equity offering in 2004 and a reduction in the average cost to install a Guest Pay interactive room partially offset by the increase in the number of digital rooms installed during the first half of 2005 versus the first half of 2004. During the first half of 2005, 38,746 new digital rooms were installed compared to 34,505 new digital rooms installed during the first half of 2004. The cost per average new digital installed room decreased 9.3% to $343 during the first six months of the 2005, compared to $378 during the first six months of 2004. The cost of converting a tape-based room to a digital room decreased 13.0% to $262 for first six months of the 2005, compared to $301 in first six months of 2004.
2005 Outlook
     For the third quarter of 2005, LodgeNet expects to report revenue in a range from $75.0 million to $77.0 million and operating income from $7.5 million to $8.5 million. Operating income exclusive of depreciation and amortization is expected to be $25.0 million to $26.0 million. Net income is expected to be $0.0 million to $1.0 million or earnings per share of $0.0 to $0.06. For the full year 2005, LodgeNet expects to report revenue in the range of $278.0 million to $282.0 million and operating income from $22.0 million to $24.5 million. Operating income exclusive of depreciation and amortization is expected to be $93.0 million to $95.5 million. Net loss is expected to be $(8.0) million to $(5.5) million or a loss per share of $(0.45) to $(0.31).
     The Company will hold a conference call on Thursday, July 21, 2005 at 4:00pm CDT. A live webcast of the teleconference will also be available via the Internet at the InterCall website http://audioevent.mshow.com/244997. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.
About LodgeNet
     LodgeNet Entertainment Corporation (www.lodgenet.com) is the world’s largest provider of interactive television and broadband solutions to hotels, including resort and casino hotels, throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, on-demand videogames, Internet on television, and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive guest pay rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2004 approximately 275 million travelers had access to LodgeNet’s interactive television systems. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

LodgeNet Q2 2005 Earnings 4-4-4-4
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, words such as “expect”, “anticipate”, “estimate”, “believe”, “no assurance”, “intend”, “should”, “could”, “may”, “plan”, “project”, “predict”, and similar expressions and statements which are made in the future tense, or which refer to future events or developments, are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: general economic and business conditions, and trends in the lodging and entertainment industries in particular; changes in hotel occupancy rates, business and leisure travel rates and the “buy rate” of our customers; our ability to access popular content on terms that are acceptable to us; timely availability of content; changes to the competition, including the ability of our competitors to deliver on demand entertainment or competitive services through the Internet or cable; the impact of changes in regulation which may limit our ability to provide content we currently provide; the occurrence of one or more future terrorist attacks, wars, public health concerns or other crises; availability of key components and services necessary for the manufacture and assembly of our interactive systems; uncertainties in our strategies or efforts to improve operating results by increasing revenue and decreasing costs; availability of capital on terms that are acceptable to us and sufficient to execute our business plan, including expanding the installation of our digital system in our customers’ guest rooms, and to adapt to technological changes in our industry; changes in customer relationships with hotel chains and their franchisees, including our ability to obtain new customers and to retain existing customers; the results of our product development difficulties and delays of new technologies and enhancement of existing technologies. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q2 2005 Earnings 5-5-5-5
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$23,744	$24,995
Accounts receivable, net	29,022	28,031
Prepaid expenses and other	2,454	1,959

Total current assets	55,220	54,985

Property and equipment, net	207,500	212,659
Debt issuance costs, net	8,360	9,330
Intangible assets, net	3,303	4,628
Other assets	1,076	1,434

Total assets	$275,459	$283,036

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$19,282	$16,807
Current maturities of long-term debt	2,848	2,543
Accrued expenses	13,005	12,738
Deferred revenue	5,227	4,364

Total current liabilities	40,362	36,452

Long-term debt	300,401	309,748
Other long-term liability	3,154	3,154
Derivative instruments	3,733	5,800

Total liabilities	347,650	355,154

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 17,961,973 and 17,625,364 shares outstanding at June 30, 2005 and December 31, 2004, respectively	179	176
Additional paid-in capital	230,444	226,986
Accumulated deficit	(302,607)	(297,348)
Accumulated other comprehensive loss	(207)	(1,932)

Total stockholders’ deficiency	(72,191)	(72,118)

Total liabilities and stockholders’ deficiency	$275,459	$283,036

LodgeNet Q2 2005 Earnings 6-6-6-6
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Guest Pay	$66,282	$64,218	$130,434	$126,541
Other	1,833	2,063	3,670	3,571

Total revenues	68,115	66,281	134,104	130,112

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	28,352	28,344	56,696	55,851
Other	731	720	1,647	1,462
Operating expenses:
Guest Pay operations	8,827	8,339	17,449	16,477
Selling, general and administrative	6,239	6,179	12,311	11,884
Depreciation and amortization	17,888	19,462	35,880	39,130

Total costs and operating expenses	62,037	63,044	123,983	124,804

Income from operations	6,078	3,237	10,121	5,308

Other Income and Expenses:
Write-off of debt issuance costs	(143)	—	(143)	—
Interest expense	(7,425)	(8,148)	(14,879)	(16,371)
Other (expense) income	(51)	45	(126)	98

Loss before income taxes	(1,541)	(4,866)	(5,027)	(10,965)
Provision for income taxes	(114)	(140)	(232)	(257)

Net loss	$(1,655)	$(5,006)	$(5,259)	$(11,222)

Net loss per common share (basic and diluted)	$(0.09)	$(0.38)	$(0.30)	$(0.86)

Weighted average shares outstanding (basic and diluted)	17,937,777	13,208,314	17,809,537	13,094,147

LodgeNet Q2 2005 Earnings 7-7-7-7
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2005	2004
Operating activities:
Net loss	$(5,259)	$(11,222)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,880	39,130
Write-off of debt issuance costs	143	—
Non-cash stock compensation	115	88
Change in operating assets and liabilities:
Accounts receivable	(1,020)	(1,833)
Prepaid expenses and other	(384)	149
Accounts payable	2,484	2,675
Accrued expenses and deferred revenue	1,016	(784)
Other	265	56

Net cash provided by operating activities	33,240	28,259

Investing activities:
Property and equipment additions	(28,104)	(26,654)
Note receivable repayments	—	567

Net cash used for investing activities	(28,104)	(26,087)

Financing activities:
Repayment of long-term debt	(9,750)	(750)
Proceeds from equipment financing	1,022	—
Payment of capital lease obligations	(686)	(572)
Borrowings under revolving credit facility	—	10,000
Repayments of revolving credit facility	—	(17,000)
Debt issuance costs	—	(838)
Proceeds from sale of interest rate swap	—	3,052
Exercise of stock options	3,052	4,097

Net cash used for financing activities	(6,362)	(2,011)

Effect of exchange rates on cash	(25)	(32)

Increase (decrease) in cash and cash equivalents	(1,251)	129
Cash and cash equivalents at beginning of period	24,995	2,772

Cash and cash equivalents at end of period	$23,744	$2,901

LodgeNet Q2 2005 Earnings 8-8-8-8
LodgeNet Entertainment Corporation and Subsidiaries

Five Quarter Summary

	2nd Qtr ‘05	1st Qtr ‘05	4th Qtr ‘04	3rd Qtr ‘04	2nd Qtr ‘04

Room Base Statistics

Total Rooms Served [1]	1,051,010	1,043,278	1,034,605	1,014,538	1,006,421

Total Guest Pay Interactive Rooms [2]	995,507	986,024	974,798	953,547	942,998

Total Digital Rooms [3]	572,815	540,967	508,979	469,440	442,249
Percent of Total GP Interactive Rooms	57.5%	54.9%	52.2%	49.2%	46.9%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$16.89	$16.42	$16.37	$18.90	$17.28
Other Interactive Service Revenue	5.49	5.44	5.25	5.75	5.56

Total Guest Pay Revenue Per Room	$22.38	$21.86	$21.62	$24.65	$22.84

Guest Pay Operations Expense	$2.98	$2.94	$3.01	$3.00	$2.97

Summary Operating Results
(Dollar amounts in thousands)

Total Revenue	$68,115	$65,989	$64,679	$71,650	$66,281
Operating Income (exclusive of Depreciation and Amortization)	$23,966	$22,035	$21,042	$24,535	$22,699
Operating Income	$6,078	$4,043	$2,289	$5,373	$3,237
Write-off of debt issuance costs	$(143)	$—	$—	$(810)	$—
Net Loss	$(1,655)	$(3,604)	$(6,077)	$(3,482)	$(5,006)

Cash Provided by Operating Activities	$15,027	$18,213	$6,737	$25,568	$9,979
Cash Used for Investing Activities	$15,551	$12,553	$13,658	$14,605	$13,453

SG&A as Percent of Total Revenue	9.2%	9.2%	8.9%	8.3%	9.3%
Operating Income Margin	8.9%	6.1%	3.5%	7.5%	4.9%

1 Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.
2 Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.
3 Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.